Exhibit 107

Calculation of Filing Fee Tables
S-8
Jushi Holdings Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share (1)	Other	45,000,000	$0.48	$21,600,000.00	0.0001381	$2,982.96
Total Offering Amounts:						$21,600,000.00		$2,982.96
Total Fee Offsets:								$0.00
Net Fee Due:								$2,982.96

1
Offering Note

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the registrant's common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant's outstanding shares of common stock.

Represents 45,000,000 shares of common stock reserved for issuance under the Jushi Holdings Inc. 2019 Equity Incentive Plan.

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the registrant's common stock on OTCQX on August 24, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

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